Exhibit 99.2

Press Release

Houston Exploration Announces Executive Appointments

Houston, Texas – November 2, 2004 – The Houston Exploration Company (NYSE:THX) announced today that Steven L. Mueller has been named executive vice president and chief operating officer and Roger B. Rice has been named senior vice president of administration, effective immediately.

Mueller, 51, joined the company in 2001 as senior vice president and general manager of the onshore division. In this newly created position, he will be responsible for all aspects of the company’s exploration and production activities. Reporting to him will be the offshore division, onshore division, land and exploration departments.

Mueller has 30 years of industry experience, and prior to joining Houston Exploration he was senior vice president of exploration and production at Belco Oil and Gas Company. He has also held management positions at American Exploration Company, Fina Oil and Tenneco Oil Company. He received a bachelor’s degree in geological engineering from the Colorado School of Mines.

Rice, 60, joined the company in 2002 as vice president of human resources and administration, after having worked as a consultant for the organization for more than one year. Previously he was vice president and general manager for exploration and production activities in Texas and New Mexico for Santa Fe Snyder Corporation. In addition, he served in executive positions at Snyder Oil Corporation, Apache Corporation, Barton Raben Inc., The Superior Oil Company and Shell Oil Company. He earned a bachelor’s degree and a master’s degree from Texas Tech University.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

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Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com